Exhibit 4.25

FORM OF SUPPLEMENTAL INDENTURE

among

MELLON FINANCIAL CORPORATION

THE BANK OF NEW YORK

(as successor to The Chase Manhattan Bank)

as Original Trustee

and

MANUFACTURERS AND TRADERS TRUST COMPANY

as Series Trustee

Dated as of June •, 2007

Supplement to Junior Subordinated Indenture, dated as of December 3, 1996

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

Section 1.1	Definitions	2

ARTICLE II

Appointment of and Acceptance by Series Trustee

Section 2.1	Appointment of Series Trustee	7
Section 2.2	Acceptance of Appointment	7

ARTICLE III

Amendment of Section 3.5 of Indenture

Section 3.1	Amendment of Section 3.5	8

ARTICLE IV

General Terms and Conditions of the Notes

Section 4.1	Designation, Principal Amount and Authorized Denomination	8
Section 4.2	Maturity	8
Section 4.3	Form and Payment	8
Section 4.4	Notes Held by Collateral Agent and Custodial Agent; Global Notes; Adjustment of Global Notes	9
Section 4.5	Interest	10
Section 4.6	Redemption of the Notes	11
Section 4.7	Events of Default	11
Section 4.8	Securities Registrar; Paying Agent; Delegation of Trustee Duties	12
Section 4.9	Amendment; Supplemental Indenture	12

ARTICLE V

Remarketing and Rate Reset Procedures

Section 5.1	Obligation to Conduct Remarketing and Related Requirements	13
Section 5.2	Company Decisions in Connection with Remarketing	13
Section 5.3	Reset of Interest Rate in Connection with Remarketings and Related Changes in Terms	14
Section 5.4	Early Remarketing	16
Section 5.5	Company Announcements	16
Section 5.6	Supplemental Indenture	17

SUPPLEMENTAL INDENTURE

ARTICLE VI

Expenses

Section 6.1	Expenses	17

ARTICLE VII

Form of Note

Section 7.1	Form of Notes	18

ARTICLE VIII

Original Issue of Notes

Section 8.1	Original Issue of Notes	25
Section 8.2	Calculation of Original Issue Discount	25

ARTICLE IX

Subordination

Section 9.1	Subordinated	25
Section 9.2	Company Election to End Subordination	26
Section 9.3	Compliance with Federal Reserve Rules	26
Section 9.4	Extension of Rights, Privileges, etc.	26

ARTICLE X

Miscellaneous

Section 10.1	Effectiveness	26
Section 10.2	Successors and Assigns	27
Section 10.3	Further Assurances	27
Section 10.4	Effect of Recitals	27
Section 10.5	Ratification of Indenture	27
Section 10.6	Governing Law	27

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SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of June •, 2007, between MELLON FINANCIAL CORPORATION (formerly known as “Mellon Bank Corporation”), a Pennsylvania corporation (the “Company”), having its principal office at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (the “Series Trustee”), having its principal office at •, and THE BANK OF NEW YORK (as successor to The Chase Manhattan Bank), as Original Trustee (the “Original Trustee”).

RECITALS OF THE COMPANY

The Company and the Original Trustee are parties to that certain Junior Subordinated Indenture, dated as of December 3, 1996, as supplemented by a Supplemental Indenture, dated as of September 19, 2006, among the Company, JP Morgan Chase Bank, N.A., as original trustee, and U.S. Bank National Association, as series trustee (as so supplemented, the “Indenture”).

Section 9.1(8) of the Indenture provides that the Indenture may be amended or supplemented without the consent of any Holder to evidence and provide for the acceptance of appointment by a Series Trustee with respect to the Securities of one or more series under the Indenture.

Section 9.1(6) of the Indenture provides that the Indenture may be amended or supplemented without the consent of any Holder to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision.

Section 9.1(3) of the Indenture provides that the Indenture may be amended or supplemented without the consent of any Holder to establish the form or terms of Securities of any series as provided by Sections 2.1 and 3.1 of the Indenture.

The Company has delivered to the Series Trustee and the Original Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.3 of the Indenture to the effect that all conditions precedent provided for in the Indenture to their execution and delivery of this Supplemental Indenture have been complied with.

Mellon Capital IV, a Delaware statutory trust (the “Issuer Trust”), has offered to the public its trust preferred securities known as •% Fixed-to-Floating Rate Normal Preferred Capital Securities (the “Normal PCS”), which are beneficial interests in the Issuer Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Issuer Trust to the Company of its Common Securities (the “Trust Common Securities” and together with the Normal PCS, the Stripped PCS and the Capital PCS, each as defined in the Trust Agreement referred to herein, the “Trust Securities”), in the Notes (as defined herein).

The Notes will be subject to Remarketing, in connection with which certain terms of the Notes may be changed, all in accordance with the procedures to be set forth in a Remarketing Agreement, to be entered into prior to the first Remarketing (as amended or supplemented from time to time, the “Remarketing Agreement”), among the Company, Manufacturers and Traders Trust Company, as property trustee of the Issuer Trust, and the remarketing agent named in the Remarketing Agreement (including any successor or replacement, the “Remarketing Agent”).

SUPPLEMENTAL INDENTURE

The Company has requested that the Original Trustee enter into this Supplemental Indenture for the purpose of appointing the Series Trustee with all the rights, privileges, powers, trusts and duties of the Original Trustee with respect to, and only with respect to, the Company’s Remarketable •% Junior Subordinated Notes due 2043 to be established hereby.

The Company has requested that the Series Trustee and the Original Trustee execute and deliver this Supplemental Indenture and has satisfied (or caused to be satisfied) all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Series Trustee, the valid obligations of the Company and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture, the Trust Agreement or the Stock Purchase Contract Agreement have the same meaning when used in this Supplemental Indenture unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Supplemental Indenture.

“Capital Treatment Event” means the reasonable determination by the Company that, as a result of:

(a) the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision thereof or therein or any rules, guidelines or policies of the Federal Reserve, or

(b) any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations, that is effective or is announced on or after the date of issuance of the Normal PCS, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the liquidation amount of the Normal PCS at any time prior to the Stock Purchase Date as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve.

SUPPLEMENTAL INDENTURE

“Creditor” has the meaning specified in Section 6.1(b).

“Early Remarketing” has the meaning specified in Section 5.4.

“Early Settlement Event” means the occurrence of: (i) the Company’s “total risk-based capital ratio” is less than 10%, (ii) the Company’s “Tier 1 risk-based capital ratio” is less than 6%, (iii) the Company’s “leverage capital ratio” is less than 4%; (iv) the Federal Reserve, in its discretion, anticipates that the Company may fail one or more of the capital tests referred to above in the near term and delivers a notice to the Company so stating; or (v) the Issuer Trust is dissolved pursuant to Section 9.2(c) of the Trust Agreement, where the related Early Settlement Event in the case of the tests described in each of (i), (ii) and (iii) above will be deemed to occur on the date the Company files a Form FR Y-9 showing in Schedule HC-R (or successor form) that the related capital measure has been failed and each such ratio will be determined as required pursuant to Appendix A to Regulation Y of the Federal Reserve Board, 12 C.F.R. Part 225.

“Early Termination Event” means the dissolution of the Issuer Trust and the distribution of the Notes held by or on behalf of the Issuer Trust to the holders of the Trust Securities in accordance with Section 9.4 of the Trust Agreement.

“Failed Remarketing” means a Final Remarketing that is not Successful.

“Final Remarketing” means (i) a Remarketing for a settlement date on May 21, 2013 (or if such day is not a Business Day, the immediately succeeding Business Day), (ii) in the case of an Early Remarketing, the fifth scheduled Remarketing or (iii) in the case of an Early Remarketing in connection with clause (v) of the definition of Early Settlement Event, the first Remarketing.

“Fixed Rate Reset Cap”, as of any Remarketing Settlement Date, means the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at the option of the Company in the event of a Successful Remarketing, plus • basis points, or •%, per annum.

“Floating Rate Reset Cap” means • basis points, or •%, per annum.

“Global Notes” has the meaning specified in Section 4.4.

“Guarantee Agreement” means the Guarantee Agreement between the Company, as Guarantor and Manufacturers and Traders Trust Company, as Guarantee Trustee named thereunder, dated as of June •, 2007.

“Interest Payment Date” shall have the meaning specified in Section 7.1.

“Interest Period” means the period from and including the most recent Interest Payment Date to which interest has been paid or duly made available for payment (or June •, 2007 if no interest has been paid or been duly made available for payment) to, but excluding, the next succeeding Interest Payment Date or, if earlier, then the Stated Maturity Date of the Notes.

“Investment Company Event” means the Company’s receipt of an Opinion of Counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative

SUPPLEMENTAL INDENTURE

body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an investment company that is required to be registered under the Investment Company Act at any time prior to the Stock Purchase Date, and this change becomes effective or would become effective on or after the date hereof (or, if the Company elects to remarket the Notes in the form of trust preferred securities, that the issuer of such trust preferred securities is or will be considered an investment company that is required to be registered under the Investment Company Act and this change becomes effective or would become effective on or after the Remarketing Settlement Date).

“Make-Whole Amount” means the sum of the present values of the principal amount of the Notes and each interest payment thereon that would have been payable to and including the Relevant Date (not including any portion of such payments of interest accrued as of the date of redemption), discounted from the Relevant Date or the applicable interest payment date to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus •%.

“Notes” has the meaning specified in Section 4.1.

“Paying Agent”, when used with respect to the Notes, means The Bank of New York or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Company.

“Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business shall principally be administered in a Place of Payment, which office at the date hereof in the case of The Bank of New York, in its capacity as Paying Agent with respect to the Notes under the Indenture and this Supplemental Indenture, is located at 101 Barclay Street, 8W, New York, New York 10286, Attention: Corporate Trust Division — Corporate Finance Unit.

“PCS” means each of the Normal PCS, the Stripped PCS and the Capital PCS.

“Preferred Stock” means the Non-Cumulative Perpetual Preferred Stock, Series L, $100,000 liquidation preference per share, of the Company.

“qualified floating rate” has the meaning specified in Section 5.3(a)(iii).

“Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that currently publishes a rating for the Company.

“Rating Agency Event” means any Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the PCS, which amendment, clarification or change results in:

(a) the shortening of the length of time prior to the Stock Purchase Date that the PCS are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the date hereof; or

(b) the lowering of the equity credit (including up to a lesser amount) assigned to the PCS prior to the Stock Purchase Date by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the date hereof.

“Released Note” has the meaning specified in Section 4.4(d).

SUPPLEMENTAL INDENTURE

“Relevant Date” means June 20, 2012 in the case of any redemption prior to such date, June 20, 2013 in the case of any redemption on or after June 20, 2012 and prior to June 20, 2013 if the Stock Purchase Date shall not have occurred on or prior to June 20, 2012, and otherwise June 20, 2016.

“Remarketed Note” has the meaning specified in Section 4.4(c).

“Remarketing” means a remarketing of Notes pursuant to ARTICLE V and the Remarketing Agreement.

“Remarketing Disruption Event” means there shall have occurred an event that, if not disclosed in the offering document for the Remarketing, could cause such offering document to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and either (i) in the Company’s judgment, such event is not required by law to be disclosed at such time and its disclosure might have a material adverse effect on the Company’s business, or (ii) the disclosure of such event relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction.

“Remarketing Period” means the five Business Day Period beginning on the seventh Business Day preceding each of May 21, 2012, August 21, 2012, November 20, 2012, February 18, 2013 and May 21, 2013 (or, if any such day is not a Business Day, the preceding Business Day) until the settlement of a Successful Remarketing or, if an Early Settlement Event shall have occurred, each of the periods determined in accordance with Section 5.4.

“Remarketing Settlement Date” means the February 18, May 21, August 21 or November 20 following a Successful Remarketing (or, if any such day is not a Business Day, the preceding Business Day).

“Remarketing Value” means with respect to each Note, the present value on the Remarketing Settlement Date of an amount equal to the principal amount of such Note, plus the interest payable on such Note on the next Regular Distribution Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Notes remains at the rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date, determined using a discount rate of •% per annum.

“Reset Rate” means, if the Notes are remarked as fixed rate notes, the rate of interest on the Notes, if any, set in a Remarketing, as specified in Section 5.3(a).

“Reset Spread” means, if the Notes are remarked as floating rate notes, the spread, if any, set in a Remarketing, as specified in Section 5.3(a).

“Responsible Officer” means, when used with respect to The Bank of New York in its capacity as Paying Agent with respect to the Notes, any officer within the Corporate Trust Division—Corporate Trust Unit (or any successor department, unit or division of The Bank of New York) assigned to the Paying Agent Office of The Bank of New York, in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture and this Supplemental Indenture.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York, in its capacity as Securities Registrar under the Indenture, is located at 101 Barclay Street, 8W, New York, New York 10286, Attention: Corporate Trust Division—Corporate Finance Unit.

SUPPLEMENTAL INDENTURE

“Stated Maturity Date” means June 20, 2043 or such earlier date as may be specified by the Company following a Remarketing in accordance with ARTICLE V.

“Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of June •, 2007, between the Company and the Issuer Trust (acting through the Property Trustee).

“Subjected Note” has the meaning specified in Section 4.4(e).

“Successful” has the meaning specified in Section 5.5(a).

“Supplemental Indenture” means this instrument as originally executed or as it may form time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Tax Event” means the Company has received an Opinion of Counsel to the effect that, as a result of:

(a) an amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the date hereof;

(b) a proposed change in those laws or regulations that is announced after the date hereof;

(c) an official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the date hereof; or

(d) a threatened challenge asserted in connection with an audit of the Trust, the Company or the Company’s subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes or the PCS;

there is more than an insubstantial increase in risk that:

(i) the Issuer Trust (or, if the Company elects to remarket the Notes in the form of trust preferred securities, the trust issuing such securities) is, or will be, subject to United States federal income tax with respect to income received or accrued on the Notes;

(ii) interest payable by the Company on the Notes is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

(iii) the Issuer Trust (or, if the Company elects to remarket the Notes in the form of trust preferred securities, the trust issuing such securities) is, or will be, subject to more than an insignificant amount of other taxes, duties or other governmental charges at any time it is the holder of the Notes.

SUPPLEMENTAL INDENTURE

“Treasury Dealer” means Goldman, Sachs & Co. (or its successor) or, if Goldman, Sachs & Co. (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Wall Street Journal, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day immediately preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Notes being redeemed in a tender offer based on a spread to United States Treasury yields.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of June •, 2007, among the Company, as Sponsor, the Property Trustee, the Delaware Trustee, the Administrative Trustees (each as named therein) and the several Holders of the Trust Securities.

“Unsuccessful” has the meaning specified in Section 5.5(b).

“Underwriting Agreement” means the Underwriting Agreement, dated June •, 2007, among the Issuer Trust, the Company, and the underwriters named therein.

ARTICLE II

APPOINTMENT OF AND ACCEPTANCE BY SERIES TRUSTEE

Section 2.1 Appointment of Series Trustee.

Pursuant to Section 3.1(t) of the Indenture, the Company hereby appoints the Series Trustee as a Trustee under the Indenture with respect to, and only with respect to, the Notes. Pursuant to Section 6.15 of the Indenture, the Company vests all the rights, privileges, powers, trusts and duties of a Trustee under the Indenture to the Series Trustee with respect to the Notes and there shall continue to be vested in the Original Trustee all of its rights, powers, trusts and duties as a Trustee under the Indenture with respect to all of the series of Securities to which it has served and continues to serve as a Trustee under the Indenture.

Section 2.2 Acceptance of Appointment.

The Series Trustee hereby represents that it is qualified and eligible under the provisions of Section 6.9 of the Indenture and the provisions of the Trust Indenture Act of 1939, as amended, to accept its appointment as a Trustee with respect to the Notes under the Indenture and hereby accepts the appointment

SUPPLEMENTAL INDENTURE

as such Trustee. The parties hereto agree that the Series Trustee’s execution and delivery of this Supplemental Indenture to the other parties hereto constitutes an instrument accepting such appointment within the meaning of Section 6.15 of the Indenture, as amended hereby. For purposes of the Notes, as used in the Indenture, the term “Corporate Trust Office” shall mean the Corporate Trust Office of the Property Trustee located at 25 South Charles Street-16th floor; Mail Code: MD2-CS58, Baltimore, MD 21201.

ARTICLE III

AMENDMENT OF SECTION 3.5 OF INDENTURE

Section 3.1 Amendment of Section 3.5.

The last sentence of the first paragraph of Section 3.5 of the Indenture is hereby amended to read as follows:

“Except as may be set forth in any indenture supplemental hereto with respect to any series of Securities, the Trustee is hereby appointed “Securities Registrar” for the purposes of registering Securities and transfers of Securities as herein provided.”

ARTICLE IV

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 4.1 Designation, Principal Amount and Authorized Denomination.

There is hereby authorized a series of Securities designated the Remarketable •% Junior Subordinated Notes due 2043 (the “Notes”), limited in aggregate principal amount to $500,100,000, which amount to be issued shall be as set forth in any Company Order for the authentication and delivery of Notes pursuant to the Indenture. The denominations in which Notes shall be issuable is $1,000 principal amount and integral multiples thereof.

Section 4.2 Maturity.

The Stated Maturity of the Notes will be June 20, 2043, subject to change as provided in ARTICLE V.

Section 4.3 Form and Payment.

Except as provided in Section 4.4, the Notes shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Notes issued in definitive form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Notes and the Indenture, as supplemented by this Supplemental Indenture, may be served at the Corporate Trust Office of the Series Trustee, and the Company appoints the Series Trustee as its agent for the foregoing purposes; provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder and entered in the Securities Register by the Securities Registrar. Notwithstanding the foregoing, so long as the Holder of any Note is the Collateral Agent or the Custodial Agent, the payment of the principal of and interest (including expenses and taxes of the Issuer Trust set forth in Section 6.1, if any) on such Notes held by the Collateral Agent or the Custodial Agent will be made at the Paying Agent Office or such place and to such account as may be designated in writing by the Collateral Agent or the Custodial Agent, as the case may be. The Notes may be presented for registration of transfer or exchange at the Securities Registrar Office.

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Section 4.4 Notes Held by Collateral Agent and Custodial Agent; Global Notes; Adjustment of Global Notes.

(a) The Notes shall be issued initially in fully registered form in the name of the Securities Intermediary and the Custodial Agent, in their respective capacities as such. For so long as such Notes are held by the Collateral Agent and the Custodial Agent, each such Note shall represent the principal amount so indicated in the Securities Register, provided that the aggregate principal amount of all such Notes shall at all times equal the principal amount issued in accordance with Section 4.1.

(b) At any time on or after the first to occur of the Remarketing Settlement Date, an Early Termination Event or the redemption of the Capital PCS by the Issuer Trust in exchange for Notes, the Notes in definitive form may be presented to the Securities Registrar for exchange for one or more global Notes in an aggregate principal amount equal to the aggregate principal amount of the Notes so presented (a “Global Note”), to be registered in the name of the Depositary, or its nominee, and delivered to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees; provided, however, that any Notes subject to a Remarketing in the form of New Trust Preferred Securities shall, upon a Remarketing Settlement Event, be transferred to the Property Trustee. The Company upon any such presentation shall execute one or more Global Notes in such aggregate principal amount and deliver the same to the Series Trustee for authentication and delivery in accordance with the Indenture. The Series Trustee, upon receipt of such Global Notes, together with an Officers’ Certificate and an order to the Trustee requesting authentication, will authenticate such Global Notes and deliver them to the Securities Registrar, as custodian for the Depositary. Payments on the Notes issued as Global Notes will be made to the Depositary.

(c) In the event that (i) any Pledged Notes for which no election has been validly made pursuant to Section 8.02(a) of the Collateral Agreement are to be released from the Pledge and transferred to the Remarketing Agent (or, if the Company elects to remarket the Notes in the form of New Trust Preferred Securities pursuant to Section 5.2, the property trustee of the New Trust) pursuant to Section 8.02(b) of the Collateral Agreement or (ii) any Pledged Notes for which an election has been validly made pursuant to Section 8.03(a) of the Collateral Agreement are to be delivered to the Remarketing Agent (or, if the Company elects to remarket the Notes in the form of New Trust Preferred Securities pursuant to Section 5.2, the property trustee of the New Trust) pursuant to Section 8.03(b) of the Collateral Agreement (collectively, the “Remarketed Notes”), such transfers shall be evidenced by an endorsement by the Securities Registrar on the Notes held by the Collateral Agent and the Custodial Agent, respectively, reflecting a reduction in the principal amount of such Notes equal in amount to the principal amount of the Remarketed Notes. The Securities Registrar shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Notes evidencing such reduced or increased principal amount to the Series Trustee at the facsimile number or address of the Property Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Series Trustee shall provide to the Securities Registrar). Upon receipt of such confirmation, the Series Trustee shall instruct the Securities Registrar to increase the principal amount of a Global Note in an amount equal to the aggregate principal amount of the Remarketed Notes by an endorsement made by the Securities Registrar on such Global Note to reflect such increase.

(d) In the event that any Pledged Note is to be released from the Pledge and transferred to the Custodial Account pursuant to Section 6.02(a) of the Collateral Agreement (a “Released Note”), as a result of the exchange of Normal PCS and Qualifying Treasury Securities for Stripped PCS and Capital

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PCS as provided in Section 6.02(a) of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar on the Note held by the Collateral Agent reflecting a reduction in the principal amount of such Note equal in amount to the principal amount of the Released Note. The Collateral Agent shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such reduced principal amount to the Series Trustee at the facsimile number or address of the Series Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Property Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Series Trustee shall instruct the Custodial Agent or Securities Registrar to increase the principal amount of the Note held by the Custodial Agent in an amount equal to the reduced principal amount by an endorsement made by the Custodial Agent or Securities Registrar on such Note to reflect such increase.

(e) In the event that a Note is transferred to the Collateral Account pursuant to Section 6.03(b)(i) of the Collateral Agreement (a “Subjected Note”) in connection with the exchange of Stripped PCS and Capital PCS for Normal PCS and Qualifying Treasury Securities as provided in Section 6.03 of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Collateral Agent or the Securities Registrar on the Note held by the Collateral Agent reflecting an increase in the principal amount of such Note equal in amount to the principal amount of such Subjected Note. The Collateral Agent shall confirm any such increased principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such increased principal amount to the Series Trustee at the facsimile number or address of the Series Trustee provided for notices to the Series Trustee in the Collateral Agreement (or at such other facsimile number or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Series Trustee shall instruct the Custodial Agent or the Securities Registrar to decrease the principal amount of the Note held by the Custodial Agent in an amount equal to the increased principal amount by an endorsement made by the Custodial Agent or Securities Registrar on such Note to reflect such decrease.

Section 4.5 Interest.

(a) Each Note will bear interest as provided in the form of Notes set forth in Section 7.1.

(b) The Company shall have the right to (and shall, if so directed by the Federal Reserve) defer the payment of interest on the Notes, as provided in Section 3.11 of the Indenture, for one or more Extension Periods extending to not later than 14 consecutive Interest Payment Dates (or the equivalent if interest periods are not at the time semi-annual) after the commencement of such Extension Period. The Series Trustee shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Outstanding Notes in the form of a notice thereof as shall have been prepared by the Company and furnished to the Series Trustee. The restrictions on the Company’s rights to declare or pay dividends or distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to any shares of its capital stock, to make payments on Parity Securities and on any of its debt securities that rank junior to the Notes or guarantees that rank junior to the Guarantee set forth in Section 3.11 or 10.7 of the Indenture shall be subject to the exceptions set forth in Section 7.1.

(c) If on the Stock Purchase Date the Company has not paid in cash all interest accrued on the Notes and there is a Failed Remarketing, the Company will pay the Issuer Trust such deferred interest on the Stock Purchase Date in subordinated notes that have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, mature on the later of June 20, 2016 and five years after commencement of the related Extension Period, bear interest at a rate per annum equal to the rate of interest originally in effect on the Notes (subject to deferral on the same basis as the Notes) are

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subordinate and rank junior in right of payment and upon liquidation to the Company’s obligations to the holders of Senior Debt of the Company on the same basis as the Notes and are redeemable by the Company at any time or from time to time prior to their stated maturity at a redemption price equal to the principal amount thereof plus any accrued and unpaid interest to the date of redemption; provided that the Company shall register such subordinated notes under the Securities Act prior to the delivery thereof to the Property Trustee unless they may be so delivered pursuant to an exemption from registration thereunder.

Section 4.6 Redemption of the Notes.

(a) The Notes shall not be subject to the right of redemption specified in Section 11.7 of the Indenture.

(b) The Company may from time to time redeem the Notes, in whole or in part, at any date on or after June 20, 2016, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption, in accordance with Article XI of the Indenture; provided that the Company may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all Interest Periods terminating on or before the Redemption Date. In connection with a Remarketing, the Company may change the date after which it may redeem Notes to a later date or change the redemption price in accordance with ARTICLE V.

(c) Prior to the Stock Purchase Date, the Company may redeem all, but not less than all, of the Notes upon the occurrence of a Capital Treatment Event, Investment Company Event, Rating Agency Event or Tax Event. After the Stock Purchase Date and prior to June 20, 2016, the Company may also redeem all, but not less than all of the Notes upon the occurrence of an Investment Company Event or Tax Event. The redemption price for the Notes redeemed pursuant to this Section 4.6(c) will be 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a Capital Treatment Event or Investment Company Event, and the greater of 100% of the principal amount Notes to be redeemed and the applicable Make-Whole Amount, plus accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a Rating Agency Event or Tax Event.

(d) The Notes are not entitled to any sinking fund payments.

Section 4.7 Events of Default.

(a) Clauses (1) through (3) of Section 5.1 of the Indenture shall not apply to the Notes. The following events are hereby designated as Events of Default with respect to the Notes pursuant to clause (6) of Section 5.1 of the Indenture:

(i) a default in the payment of interest, including Additional Interest, in full on any Notes for a period of 30 days after deferral for 14 consecutive semi-annual Interest Periods (or the equivalent thereof);

(ii) termination of the Issuer Trust at any time it is holding the Notes, unless the Trust Preferred Securities are redeemed and the Notes are distributed to holders of Capital PCS and, if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal PCS; and

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(iii) receivership of a major subsidiary depository institution of the Company within the meaning of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

(b) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Series Trustee, the Holders of the Notes or the holders of the Preferred Securities under the Indenture, no breach by the Company of any other covenant or obligation under the Indenture or the terms of the Notes shall be an Event of Default with respect to the Notes.

(c) So long as any Notes are held by or on behalf of the Issuer Trust, the Series Trustee shall provide to the holders of the Normal PCS, Trust Common Securities and Capital PCS such notices as it shall from time to time provide under Section 6.2 of the Indenture. In addition, the Series Trustee shall provide to the holders of the Normal PCS, Trust Common Securities and Capital PCS notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Notes within 30 days after the actual knowledge of a Responsible Officer of the Series Trustee of such Event of Default or other event.

Section 4.8 Securities Registrar; Paying Agent; Delegation of Trustee Duties.

(a) The Company appoints The Bank of New York, as Securities Registrar and Paying Agent with respect to the Notes for so long as it shall act as Collateral Agent and Custodial Agent and is the Holder of the Notes in any of such capacities.

(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Series Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Series Trustee under the Indenture and this Supplemental Indenture, and, to the extent such obligation has been so delegated, the Series Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

(c) For purposes of the Notes, Section 13.12 of the Indenture is amended by adding the following clause at the end thereof:

“provided, however, that no Paying Agent (other than the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent) shall be liable to any such holder if it shall pay over or distribute to or on behalf of Holders of Securities or the Company or any other Person moneys or assets to which any holder of Senior Debt shall be entitled by virtue of this Article or otherwise shall be deemed to owe any fiduciary duty to the holders of Senior Debt. No Paying Agent shall be deemed to have received any Officers’ Certificate or notice required pursuant to or referred to in this Article (whether or not actually received) until the second Business Day after any such notice shall have been delivered to a Responsible Office of such Paying Agent at the Paying Agent Office of such Paying Agent, as such Responsible Office and Paying Agent Office shall be specified with respect to such series in accordance with Section 3.1; and furthermore, Section 6.1 (as referred to in Section 13.10 and 13.11) and Section 13.8 are not applicable to any Paying Agent.”

Section 4.9 Amendment; Supplemental Indenture

(a) Clauses (2) and (5) of Section 9.1 of the Indenture shall not apply to the Notes.

(b) Solely for the benefit of the holders of the Notes, Section 9.1 of the Indenture is hereby amended to add the following subsection (10):

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(10) to add to or change any terms of the Indenture or the Notes to conform the terms of this Indenture or the Notes to the description of the Notes in the Prospectus (as defined in the Trust Agreement).

ARTICLE V

REMARKETING AND RATE RESET PROCEDURES

Section 5.1 Obligation to Conduct Remarketing and Related Requirements.

(a) The Company and the Property Trustee (on behalf of the Issuer Trust) shall appoint the Remarketing Agent and enter into a Remarketing Agreement prior to the first Remarketing to effect the Remarketing of the Notes upon the terms, conditions and other provisions provided therein and in the Trust Agreement and the Collateral Agreement.

(b) The Remarketing Agreement shall provide that the Company and the Remarketing Agent agree to use commercially reasonable efforts to effect the Remarketing of the Notes (including, at the Company’s election, the Remarketing of the Notes in the form of trust preferred securities) as described in this ARTICLE V, and in connection therewith, the Remarketing Agent will use its commercially reasonable efforts to obtain a price for all the Remarketed Notes that results in proceeds, net of any remarketing fee, of at least 100% of their aggregate Remarketing Value. If in the judgment of counsel to the Company or the Remarketing Agent it is necessary for a registration statement covering the Notes to have been filed and have become effective under the Securities Act in order to effect the Remarketing, then the Company shall (i) use commercially reasonable efforts to ensure that a registration statement covering the full principal amount of Notes to be remarketed shall have become effective in a form that will enable the Remarketing Agent to rely on it in connection with the Remarketing or (ii) effect such Remarketing pursuant to Rule 144A (if available) under the Securities Act or another available exemption from the registration requirements under the Securities Act.

(c) On any day other than the last day of a Remarketing Period, the Company shall have the right, in its absolute discretion and without prior notice to the Holders, to postpone the Remarketing until the following Business Day.

(d) If a Remarketing Disruption Event has occurred and is continuing as of the last day of a Remarketing Period for a proposed Remarketing Settlement Date in May 2012, August 2012, November 2012, or February 2013 and no Early Settlement Event has occurred, the Company may elect not to attempt a Remarketing on that day. The consequence of that election will be that the Remarketing for the related Remarketing Period will not be Successful and the Company will be obligated to use its commercially reasonable efforts to effect the Remarketing Period in the next succeeding May, August, November or February, as applicable.

Section 5.2 Company Decisions in Connection with Remarketing.

In connection with Remarketings, the Company shall have the right hereunder, subject to Section 5.3(a), without the consent of any Holder of the Notes, to change certain terms of the Notes as provided below in this Section 5.2. By not later than the 21st day prior to the first day of each Remarketing Period, the Company will specify the following information or decisions in a notice to the Remarketing Agent, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Series Trustee (clauses (a) through (f) applying only if the Remarketing is Successful and clause (g) applying only in the case of a Failed Remarketing):

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(a) whether the Stated Maturity Date will remain at June 20, 2043 or will be changed to an earlier date (specifying such date if applicable); provided that the Stated Maturity Date may not be changed to a date earlier than the earlier of (i) June 20, 2016 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period;

(b) whether to change the date after which the Notes will be redeemable at the Company’s option and the redemption price or prices; provided that no redemption date for the Notes may be earlier than the earlier of (i) June 20, 2016 and (ii) if the Remarketing Settlement Date occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period; provided, further, that no redemption price may be less than the principal plus accrued and unpaid interest (including Additional Interest) on the Notes;

(c) whether, in connection with an Early Remarketing that is not the first scheduled Remarketing, the Company is exercising its right under Section 9.2 to cause the subordination provisions in the Indenture to cease to apply to the Notes, if the Remarketing is Successful, from and after the Remarketing Settlement Date and if so, whether it also elects that the Notes shall no longer be subject to the interest deferral provisions of Section 3.11 of the Indenture;

(d) whether the Notes will be remarketed in the form of New Trust Preferred Securities;

(e) whether the Notes will be remarketed as fixed rate notes or floating rate notes;

(f) if the Notes will be remarketed as floating rate notes, the applicable index (which must be a qualified floating rate) and the interest payment dates and manner of calculation of interest on the Notes, which the Company may change to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index; and

(g) whether following a Failed Remarketing:

(i) the Stated Maturity Date will remain at June 20, 2043 or will be changed to an earlier date, which date shall not be earlier than June 20, 2016 (specifying such date if applicable); and

(ii) the date after which the Notes will be redeemable at the Company’s option will be changed (which date shall not be earlier than June 20, 2016) and the redemption price or prices;

provided that if the Failed Remarketing occurs during an Extension Period any changed Stated Maturity Date of the Notes determined pursuant to clause (i) or early redemption date determined pursuant to clause (ii) may not be earlier than the seventh anniversary of the first day of such Extension Period.

Any such elections made by the Company pursuant to clauses (a) through (f) shall, upon successful completion of a Remarketing, automatically apply and come into effect in respect of the Notes as of the Remarketing Settlement Date and any such elections made by the Company pursuant to clause (g) in connection with a Failed Remarketing shall come into effect in respect of the Notes upon the announcement by the Company that the Final Remarketing is a Failed Remarketing.

Section 5.3 Reset of Interest Rate in Connection with Remarketings and Related Changes in Terms.

(a) As part of and in connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate or Reset Spread on the Notes, subject to Section 5.3(b) through (e), pursuant to the

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Remarketing Agreement and in accordance with the other provisions of this ARTICLE V, that will apply to all Notes (whether or not sold in the Remarketing) if such Remarketing is Successful for each Interest Period or portion thereof commencing on or after such Remarketing Settlement Date, subject to the following provisions and limitations:

(i) in connection with a Remarketing that is not a Final Remarketing, (A) if the Notes are remarketed as fixed rate notes, the Reset Rate may not exceed the Fixed Rate Reset Cap and (B) if the Notes are remarketed as floating rate notes, the Reset Spread may not exceed the Floating Rate Reset Cap;

(ii) the interest rate on the Notes may not at any time be less than 0% per annum; and

(iii) if (A) the interest rate on the Notes is not a fixed rate or a “qualified floating rate” (as defined in U.S. Treasury regulations section 1.1275-5(b)), (B) interest on the Notes is not unconditionally payable at intervals of no more than one year through the remaining term of the Notes, or (C) the redemption price of the Notes is not their principal amount (disregarding a customary call premium that is fixed or objectively determinable based on a qualified floating rate), then the Company shall have received a written opinion of Sullivan & Cromwell LLP or other nationally recognized tax counsel experienced in such matters to the effect that the discussion contained in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences” is materially correct, taking into account all of the terms of the Notes following the Remarketing.

(b) If the Remarketing has been determined to be Successful in accordance with Section 5.5(a), by approximately 4:30 P.M., New York City time, on the date of such Successful Remarketing, the Remarketing Agent shall notify the Company, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Series Trustee that the Remarketing was Successful and the Reset Rate or Reset Spread determined as part of such Remarketing in accordance with this ARTICLE V.

(c) If a Remarketing is Successful, then commencing with the related Remarketing Settlement Date the interest rate on the Notes shall be reset to the rate, determined in accordance with this ARTICLE V pursuant to such Remarketing and the other changes, if any, in the terms of the Notes as notified by the Company pursuant to Section 5.2, shall become effective in accordance with this ARTICLE V.

(d) If a Remarketing other than the Final Remarketing is not Successful:

(i) no Notes will be sold in such Remarketing;

(ii) the interest rate will remain unchanged unless and until it is reset pursuant to a subsequent Remarketing in accordance with this ARTICLE V;

(iii) the other changes, if any, in the terms of the Notes, as notified by the Company pursuant to Section 5.2, shall not become effective; and

(iv) the Company and the Remarketing Agent shall attempt another Remarketing during the next Remarketing Period.

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(e) Upon the occurrence of a Failed Remarketing:

(i) no Notes will be sold in such Remarketing and no further attempts at Remarketing shall be made;

(ii) the interest rate will remain unchanged and the Notes will continue to bear interest at the interest rate otherwise in effect, payable on the dates set forth in the Notes, subject to Section 4.5(b);

(iii) the other changes, if any, in the terms of the Notes as notified by the Company pursuant to clauses (a) through (f) of the second sentence of Section 5.2, shall not become effective;

(iv) the Stated Maturity Date and early redemption date for the Notes will change in accordance with clause (g) of the second sentence of Section 5.2, as applicable;

(v) in the case of Notes corresponding to Normal PCS and Trust Common Securities, such Notes will be applied in satisfaction of the Issuer Trust’s obligations under Stock Purchase Contracts in accordance with the Collateral Agreement; and

(vi) in the case of Notes corresponding to Capital PCS, such Notes will be returned to the Custodial Agent in accordance with the Collateral Agreement.

Section 5.4 Early Remarketing.

If an Early Settlement Event occurs prior to the Stock Purchase Date, the Remarketing Periods shall be the five Business Day periods commencing on the seventh Business Day prior to the next Remarketing Settlement Date that is at least 30 days after the occurrence of such Early Settlement Event, and concluding with the earlier to occur of the fifth such date and a Successful Remarketing; provided that in the case of an Early Settlement Event of the type described in clause (v) of the definition of such term, there shall be only one Remarketing Period and the Reset Rate or Reset Spread shall not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as the case may be, and if the Remarketing conducted on such date is not Successful, it shall be a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 20, June 20, September 20 or December 20 (or if such day is not a Business Day, the next Business Day).

Section 5.5 Company Announcements.

(a) If by 4:00 P.M., New York City time, on any Business Day during a Remarketing Period the Remarketing Agent has found buyers for all of the Notes offered in the Remarketing in accordance with this ARTICLE V, a “Successful” Remarketing shall be deemed to have occurred. In the event of a Successful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was Successful and specifying the Reset Rate or Reset Spread and shall post such information on its website on the World Wide Web.

(b) If, by 4:00 P.M., New York City time, on the last day of any Remarketing Period the Remarketing Agent is unable to find buyers for all of the Notes offered in such Remarketing, including any Remarketing that would qualify as a Final Remarketing, in accordance with this ARTICLE V, an “Unsuccessful” Remarketing shall be deemed to have occurred. In the event of an Unsuccessful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was an Unsuccessful Remarketing, and publish such information on its website on the World Wide Web.

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(c) If on any Business Day during a Remarketing Period other than the last day thereof the Company has determined to postpone the Remarketing until the next Business Day, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing has been postponed and shall post such information on its website on the World Wide Web.

Section 5.6 Supplemental Indenture.

Notwithstanding any provision of the Indenture to the contrary, the Company and the Series Trustee may enter into a supplemental indenture without the consent of any Holder of the Notes to reflect any modifications to the terms of the Notes pursuant to the terms of this ARTICLE V and to provide for the exchange of the Notes for Notes in the form reflecting such modifications and adopted pursuant to such supplemental indenture.

ARTICLE VI

EXPENSES

Section 6.1 Expenses.

In connection with the offering, sale and issuance of the Notes to the Issuer Trust on behalf of the Issuer Trust and in connection with the sale of the Trust Securities by the Issuer Trust, the Company, in its capacity as borrower with respect to the Notes, shall:

(a) pay all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Series Trustee under this Supplemental Indenture in accordance with the provisions of this Supplemental Indenture; and

(b) be responsible for and shall pay all debts and obligations (except for any amounts owed to Holders of the PCS in their respective capacities as Holders) and all costs and expenses of the Issuer Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Issuer Trust), the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee, the Administrative Trustees, the Securities Registrar, and the Paying Agent, the costs and expenses relating to the operation of the Issuer Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Issuer Trust assets and the enforcement by the Property Trustee of the rights of the Holders of the Notes.

The Company’s obligations under this Section 6.1 shall be for the benefit of, and shall be enforceable by, any person to whom such debts, obligations and costs are owed (a “Creditor”) whether or not such Creditor has received notice hereof. Any such Creditor may enforce the Company’s obligations under this Section 6.1 directly against the Company and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other Person before proceeding against the Company. The Company agrees to execute such additional agreements as may be necessary or desirable in order to give full effect to the provisions of this Section 6.1.

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ARTICLE VII

FORM OF NOTE

Section 7.1 Form of Notes.

The Notes are to be substantially in the following form and shall bear any legend required by Section 2.4 of the Indenture:

No.	Principal Amount: $
Issue Date:	CUSIP No.:

MELLON FINANCIAL CORPORATION

REMARKETABLE •% JUNIOR SUBORDINATED NOTE DUE 2043

MELLON FINANCIAL CORPORATION, a corporation organized and existing under the laws of Pennsylvania (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to             , or registered assigns, the principal sum of             Dollars on June 20, 2043 or such earlier date as may be specified by the Company following a Remarketing (such date is hereinafter referred to as the “Stated Maturity Date”). The Company further promises to pay interest on said principal sum from June •, 2007, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for (subject to deferral as set forth herein), semi-annually in arrears on June 20 and December 20 of each year, commencing December 20, 2007, and on the Stock Purchase Date in the event of a Failed Remarketing if not otherwise an Interest Payment Date, at the rate of •% per annum (or after the Remarketing Settlement Date at such rate per annum as may be established in the Remarketing), until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment. The amount of interest payable for any period less than a full Interest Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, Pittsburgh, Pennsylvania or Wilmington, Delaware, are permitted or required by any applicable law to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the date that is the last day of the month immediately preceding the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

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If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration, upon the date set for payment of the Redemption Price or upon the Stated Maturity Date) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate then borne by this Note for the applicable Interest Period, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.

The Company shall have the right at any time during the term of this Note to defer payment of interest on this Note, at any time or from time to time, for up to 14 consecutive semi-annual Interest Periods (or the equivalent thereof, if the Interest Periods are not then semi-annual) with respect to each deferral period (each, an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided that no Extension Period shall extend beyond the Stated Maturity of the principal of this Note; provided, further, that during any such Extension Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company that ranks or make any payments under any guarantee that ranks, upon liquidation, pari passu in all respects with the Note (including this Note, “Parity Securities”) or any debt security of the Company that ranks junior to the Note or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company that by their terms rank junior in interest to this Note (other than (a) any repurchase, redemption or other acquisition of shares of the Company’s capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the Extension Period, (3) a dividend reinvestment or stockholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Extension Period; (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Company’s capital stock, or any class or series of the Company’s indebtedness for any class or series of its capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; (e) payments under any the Guarantee Agreement; (f) payments of interest on Parity Securities (including the Notes) in additional Parity Securities (including any Additional Subordinated Notes) and any repurchase of Parity Securities (including the Notes) in exchange for preferred stock (including the Preferred Stock), in each case in connection with a Failed Remarketing or similar event; (g) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Notes) and any payments of principal of or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or (h) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other

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rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period shall exceed 14 consecutive semi-annual Interest Periods or extend beyond the Stated Maturity of the principal of this Note. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the last sentence of this paragraph, no interest shall be due and payable during an Extension Period except at the end thereof. The Company shall give the Trustee and the Paying Agent notice of its election to begin or extend any Extension Period at least ten Business Days prior to the date on which interest on the Notes would be payable but for the election to begin or extend such Extension Period. The Trustee or its designee shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Notes to the Administrative Trustees and to the holders of the Capital PCS, and if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal PCS. If an Extension Period is in effect on the Stock Purchase Date and there is a Failed Remarketing, then the Company will pay the Holder the deferred interest on the Stock Purchase Date in subordinated notes (“Additional Subordinated Notes”) that (i) have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, (ii) mature on the later of June 20, 2016 and five years after the commencement of such Extension Period, (iii) bear interest at a rate per annum equal to the rate of interest originally in effect on the Notes, (iv) are subordinate and rank junior in right of payment and upon liquidation to all of the Company’s senior debt on the same basis as the Notes and (v) are redeemable by the Company at any time prior to their stated maturity and the restrictions set forth in the first sentence of this paragraph shall remain in effect until the Company has paid in full all amounts outstanding under such notes.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than 10 days before the date of the interest payment.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Debt, and this Note is issued subject to the provisions of the Indenture with respect thereto; provided that the Company may elect in connection with an Early Remarketing that is not the first scheduled Remarketing (as described on the reverse hereof) at any time effective on or after the Remarketing Settlement Date, that the indebtedness evidenced by this Note shall cease to be subordinate and junior in right of payments to the prior payment in full of all Senior Debt. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

SUPPLEMENTAL INDENTURE

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

MELLON FINANCIAL CORPORATION

By:
CHAIRMAN, VICE CHAIRMAN, PRESIDENT OR VICE PRESIDENT

Attest:

SECRETARY OR ASSISTANT SECRETARY

CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within mentioned Indenture.

Dated:

MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee

By:
Authorized Officer

SUPPLEMENTAL INDENTURE

(FORM OF REVERSE OF NOTE)

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under Junior Subordinated Indenture, dated as of December 3, 1996 (herein called the “Base Indenture”), between the Company and The Chase Manhattan Bank (the “Original Trustee”), as amended and supplemented by the Supplemental Indenture, dated as of June •, 2007 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Company, The Bank of New York (as successor to The Chase Manhattan Bank), as original trustee, and Manufacturers and Traders Trust Company, as series trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. By terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in other respects provided in the Indenture.

All terms used in this Note that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of June •, 2007 (the “Trust Agreement”), for Mellon Capital IV among Mellon Financial Corporation, as Sponsor, the Trustees named therein and the several Holders of the Trust Securities, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

The Company may at any time, at its option, on or after June 20, 2016, and subject to the terms and conditions of Article XI of the Base Indenture and Section 4.6 of the Supplemental Indenture, redeem this Note in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount hereof plus accrued and unpaid interest including Additional Interest, if any to the Redemption Date.

Prior to the Stock Purchase Date, the Company may redeem all, but not less than all, of the Notes upon the occurrence of a Capital Treatment Event, Investment Company Event, Rating Agency Event or Tax Event. After the Stock Purchase Date and prior to June 20, 2016, the Company may also redeem all, but not less than all of the Notes upon the occurrence of an Investment Company Event or Tax Event. The redemption price for the Notes redeemed pursuant to this paragraph will be 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a Capital Treatment Event or Investment Company Event, and the greater of 100% of the principal amount Notes to be redeemed and the applicable Make-Whole Amount, plus accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a Rating Agency Event or Tax Event.

No sinking fund is provided for the Notes.

This Note shall be remarketed as provided in the Indenture. In connection therewith, the Company may change the Stated Maturity Date, the date after which this Note may be redeemed in whole or in part prior to the Stated Maturity Date at the option of the Company, the rate of interest payable on this Note, the Interest Payment Dates, the manner of calculating interest on this Note and certain other provisions of the Notes, all as set forth in the Indenture and without the consent of any Holder of this Note.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.

SUPPLEMENTAL INDENTURE

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Notes, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the entire principal amount and all accrued but unpaid interest of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of Notes issued to and held by Mellon Capital IV, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes fails to declare the entire principal and all accrued but unpaid interest of all the Notes to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital PCS and, if such declaration occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal PCS then outstanding, acting together as a single class, shall have such right by a notice in writing to the Company and the Trustee. Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Notes shall become immediately due and payable, provided that the payment of principal and interest on the Notes shall remain subordinated to the extent provided in Article XIII of the Base Indenture except to the extent otherwise determined in connection with an Early Remarketing. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest (including Additional Interest), if any, on this Note shall terminate.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

SUPPLEMENTAL INDENTURE

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note agree to treat for United States Federal income tax purposes (i) the Notes as indebtedness of the company, and (ii) the stated interest on the Notes as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Notes as described in the Prospectus.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

(Insert assignee’s social security or tax identification number)

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

(Insert address and zip code of assignee)

agent to transfer this Note on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

                                         Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SUPPLEMENTAL INDENTURE

ARTICLE VIII

ORIGINAL ISSUE OF NOTES

Section 8.1 Original Issue of Notes.

Notes in the aggregate principal amount of $500,100,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Series Trustee or an Authenticating Agent for authentication, and the Series Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Notes in accordance with a Company Order.

Section 8.2 Calculation of Original Issue Discount.

If during any calendar year any original issue discount shall have accrued on the Notes, the Company shall file with each Paying Agent (including the Series Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE IX

SUBORDINATION

Section 9.1 Subordination.

The subordination provisions of Article XIII of the Indenture shall apply; provided that for the purpose of the Notes (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the term “Senior Debt” shall mean the principal of and premium and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not such claim for post-petition interest is allowed in such proceeding, on Debt, whether incurred on or prior to the date of the Indenture; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Notes or the Guarantee, or to other Debt that is equal or subordinated to the Notes or the Guarantee, other than: (A) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, as amended, was without recourse to the Company; (B) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Notes and the Guarantee, as a result of the subordination provisions of the Indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such Debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject; and (C) any Debt or guarantee that is by its terms subordinated to, or ranks equally with, the Notes and the Guarantee and the issuance of which, in the case of this clause (C) only, (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of Cleveland or the staff of the Federal Reserve or (y) does not at the time of issuance prevent the Preferred Securities or the Notes from qualifying for Tier 1 Capital treatment (irrespective of any limits on the amount of the Company’s Tier 1 Capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve.

SUPPLEMENTAL INDENTURE

For the purposes of this definition, “Debt” shall mean, with respect to the Company, whether recourse is to all or a portion of the assets of the Company and whether or not contingent: (1) the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including obligations incurred in connection with the acquisition of property, assets or businesses; (2) all of the Company’s capital lease obligations; (3) all of the Company’s obligations issued or assumed as the deferred purchase price of property or services other than trade accounts payable and other accrued liabilities arising in the ordinary course of business; (4) all of the Company’s reimbursement obligations, contingent or otherwise, in respect of any letters of credit, bankers’ acceptances or similar facilities for the account of the Company; (5) all of the Company’s obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, hedging arrangements and other similar agreements; (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any of the Company’s property or assets, whether or not such obligation is assumed by the Company.

Section 9.2 Company Election to End Subordination.

The Company may elect, at any time effective on or after the Remarketing Settlement Date in connection with an Early Remarketing of the Notes that is not the first scheduled Remarketing, that its obligations under the Notes shall cease to be subordinated obligations, in which case the provisions of Article XIII of the Indenture and, if the Company so elects, Section 3.11 of the Indenture, shall thereafter no longer apply to the Notes. The Company shall give the Series Trustee and each Paying Agent notice of any such election not later than the effective time, and shall promptly issue a press release through Bloomberg Business News or other reasonable means of distribution.

Section 9.3 Compliance with Federal Reserve Rules.

The Company shall not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Notes (if then subject to Article XIII of the Indenture), except in compliance with applicable regulations and guidelines of the Federal Reserve.

Section 9.4 Extension of Rights, Privileges, etc.

Anything contained herein or in the Indenture to the contrary notwithstanding, the rights, privileges, protections, immunities and benefits given to the Series Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Series Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1 Effectiveness.

This Supplemental Indenture will become effective upon its execution and delivery.

SUPPLEMENTAL INDENTURE

Section 10.2 Successors and Assigns.

All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 10.3 Further Assurances.

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Series Trustee or its counsel may from time to time request in order to assure the Series Trustee of the benefits of the rights granted to the Series Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 10.4 Effect of Recitals.

The recitals contained herein and in the Notes, except the Series Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Series Trustee nor any Authenticating Agent assumes any responsibility for their correctness. Neither the Original Trustee nor the Series Trustee makes any representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. Neither the Original Trustee, the Series Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 10.5 Ratification of Indenture.

The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 10.6 Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SUPPLEMENTAL INDENTURE

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MELLON FINANCIAL CORPORATION

By:
Name: Title:

THE BANK OF NEW YORK, as Original Trustee

By:
Name: Title:

MANUFACTURERS AND TRADERS TRUST COMPANY, as Series Trustee

By:
Name: Title:

SUPPLEMENTAL INDENTURE